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                                                                     Exhibit 4.1
                                                                     -----------



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     This Amendment No. 1 dated as of June 12, 2001 (this "Amendment") to the Rights Agreement dated as of September 10, 1998 (the "Rights Agreement"), between VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation and successor to SECOND NATIONAL FINANCIAL CORPORATION (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent").

     WHEREAS the Company has duly authorized the execution and delivery of this Amendment and has done all things necessary to make this Amendment a valid agreement of the Company. This Amendment is entered into pursuant to Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Defined Terms. Terms defined in the Rights Agreement and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

     2.   Amendment of Section 1.

          (a) Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of "Acquiring Person":

          "Notwithstanding anything in this Agreement to the contrary, neither VFNL or any of its respective Affiliates or Associates shall be deemed to be an Acquiring Person, solely by reason of the approval, execution, delivery or performance of the Merger Agreement or the VCFC Stock Option Agreement or the consummation of the transactions contemplated by the Merger Agreement or the VCFC Stock Option Agreement."

          (b) Section 1 of the Rights Agreement is further amended to insert the following definitions in the proper alphabetical order:

          "Merger Agreement" shall mean, collectively, the Agreement and Plan of Reorganization, dated June 12, 2001, between the Company and VFNL, and a related Plan of Merger;
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          "VCFC Stock Option Agreement" shall have the meaning assigned to such term in the Merger Agreement; and

          "VFNL" shall have the meaning assigned to such term in the Merger Agreement.

     3. Effectiveness. This Amendment shall be deemed effective as of June 12, 2001, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                 VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                                 By:  /s/ O. R. Barham, Jr.
                                      ---------------------
                                      O. R. Barham, Jr.
                                      President and Chief Executive Officer



                                 REGISTRAR AND TRANSFER COMPANY,
                                    as Rights Agent


                                 By:  /s/ Kenneth Brotz
                                      -----------------
                                      Kenneth Brotz
                                      Corporate Relations Administrator